                                                                      EXHIBIT 12

                        Coeur d' Alene Mines Corporation
                                 Calculation of
                       Ratio of Earnings to Fixed Charges


                                                     Year Ended                                               Nine Months Ended
                                                     December 31,                                               September 30,
                                        -----------------------------------------------------------------  ------------------------
Fixed Charges                               1997          1998         1999         2000         2001         2001         2002
                                        ------------  ------------  -----------  -----------  -----------  -----------  -----------
Interest expense                          10,437,518    12,789,085   15,421,462   15,910,823   13,436,923   10,093,958   16,249,966

Capitalized interest                       5,720,290     6,608,711    1,281,342            0            0            0            0

Amortization of public
     offering costs                          785,820     1,324,335    1,154,902    1,099,928    1,156,666      755,375    1,264,244

Amortization of capital
     lease costs                           1,608,614     1,288,382       89,981       82,452       79,563       51,650        4,441

Marcs Dividend                            10,532,000    10,532,000   10,532,000    2,180,000            0            0            0

Portion of rent expense
     representative of interest              368,409       385,631      354,156      388,144      289,300      214,388      260,933
                                        ------------  ------------  -----------  -----------  -----------  -----------  -----------

     TOTAL FIXED CHARGES                  29,452,651    32,928,144   28,833,842   19,661,347   14,962,452   11,115,371   17,779,584
                                        ============  ============  ===========  ===========  ===========  ===========  ===========

Earnings


Net income (loss) from continuing
     operations before income taxes      (14,325,000) (233,335,000) (27,991,000) (47,465,000)  (3,073,000)  15,215,000  (35,091,000)

Fixed charges per above                   29,452,651    32,928,144   28,833,842   19,661,347   14,962,452   11,115,371   17,779,584

Less interest capitalized                 (5,720,290)   (6,608,711)  (1,281,342)           0            0            0            0

Current period amortization of
     capitalized interest                  1,970,946    12,992,346            0            0            0
                                        ------------  ------------  -----------  -----------  -----------  -----------  -----------
                                          11,378,307  (194,023,222)    (438,500) (27,803,653)  11,889,452   26,330,371  (17,311,416)
                                        ------------  ------------  -----------  -----------  -----------  -----------  -----------

Earnings insufficient to cover
     fixed charges                       (18,074,344) (226,951,365) (29,272,342) (47,465,000)  (3,073,000)  15,215,000  (35,091,000)
                                        ============  ============  ===========  ===========  ===========  ===========  ===========

Ratio of earnings to fixed charges              0.39         (5.89)       (0.02)       (1.41)        0.79         2.37        (0.97)
                                        ============  ============  ===========  ===========  ===========  ===========  ===========


* Coverage ratio of less than 1.0


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